inuvo

15550 Lightwave Drive, Suite 300, Clearwater, FL 33760 p (727) 324-0211

Inuvo Implements 1-for-10 Reverse Stock Split

Clearwater, FL, December 10, 2010 –Inuvo®, Inc. (NYSE Amex: INUV) announced today that the one-for-ten reverse stock split of the Company's common stock will take effect at the end of business today. Trading of Inuvo's common stock on the NYSE Amex on a split-adjusted basis will begin at market open on Monday, December 13, 2010 and will continue to trade under the symbol "INUV".

On November 4, 2010, Inuvo announced the initiation of a reverse stock split. As a result, every ten shares of the Company's common stock issued and outstanding immediately prior to the closing on December 10, 2010 will be combined into one share of common stock. The Company will not issue fractional shares of common stock. Fractional shares resulting from the reverse stock split will be rounded up to the nearest whole share. The Company is not requiring a mandatory exchange of stock certificates. Following the reverse stock split, the new CUSIP number of Inuvo's common stock will be 46122W204.

About Inuvo®, Inc.

Inuvo®, Inc. (NYSE Amex: INUV), is an online marketing services company specialized in driving clicks, leads and sales through targeting that utilizes unique data and sophisticated analytics. To find out more about how you can work with Inuvo, please visit http://www.inuvo.com.

Comparable companies include: ValueClick, Inc. (VCLK), Marchex, Inc. (MCHX), InterCLICK, Inc. (ICLK), LookSmart, Ltd. (LOOK), and Local.com Corp. (LOCM).

Contacts

Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
727-324-0176
wallace.ruiz@inuvo.com

Investor Relations
Genesis Select Corporation
Budd Zuckerman, President
303-415-0200 ext 106
bzuckerman@genesisselect.com